EXHIBIT 99.1

DATE:	CONTACT:
February 16, 2012	Courtney Degener
213-271-1603

CADIZ INC. ANNOUNCES NEW APPOINTMENT TO BOARD OF DIRECTORS
Company’s Water Project Lead, Scott Slater, Joins the Board

    Los Angeles -- Cadiz Inc. [NASDAQ:CDZI] (“the Company”) announced today the appointment of Mr. Scott Slater to its Board of Directors.  Mr. Slater, who is currently the Company’s President and General Counsel, has been added to the Board in recognition of his growing leadership role in the Company and his success in advancing the Company’s Cadiz Valley Water Conservation, Recovery and Storage Project (“Water Project”).

    Mr. Slater, one of the nation’s foremost experts in water policy and groundwater law, joined Cadiz in 2008 as General Counsel to oversee the company’s land and water resource management efforts, including development of the Water Project.   He was appointed Company President in April 2011.

    In addition to his role with the Company, Mr. Slater is also a shareholder in Brownstein Hyatt Farber Schreck, L.L.P., the nation’s leading water practice firm. For 27 years, Mr. Slater’s practice has emphasized the negotiation of agreements related to the acquisition, distribution, and treatment of water.  He has served as lead negotiator on a number of important water transactions, including the negotiation on behalf of the San Diego County Water Authority of the largest conservation-based water transfer in U.S. history.

    Slater is also the author of California Water Law and Policy, a two volume treatise on the subject, and has taught law and graduate courses on the subject at Pepperdine University, the University of California, Santa Barbara and the University of West Australia. Mr. Slater has also served in a variety of key water policy positions, including as chair of the Natural Resources Subsection of the California State Bar, as a member of the Board of Directors of the American Ground Water Trust, as a member of the Board of Directors of the California Groundwater Resources Association, and as a member of the Groundwater Committee of the Association of California Water Agencies.

About Cadiz

    Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources and clean energy potential in eastern San Bernardino County, California. The Company is engaged in a combination of water supply and storage, organic farming and solar energy projects, including the Cadiz Valley Water Conservation, Recovery and Storage Project. In 2009 Cadiz adopted a wide-ranging “Green Compact” to implement environmental conservation and sustainable management practices at its properties. For more information about Cadiz, visit www.cadizinc.com.

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This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to successfully complete the environmental review and permitting process for the Project, the Company’s ability to obtain new financing as needed in a manner which will limit further dilution to stockholders, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings."